Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-75972 of Kroll Inc. on Form S-3 of our report dated February 15, 2002 (March 21, 2002 as to Note 20) relating to the consolidated financial statements as of December 31, 2001 and for the year ended December 31, 2001, appearing in the Annual Report on Form 10-K of Kroll Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

                                               /s/ Deloitte & Touche LLP

New York, New York

May 3, 2002